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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
INTERLINQ Software Corporation:

We consent to the incorporation by reference herein of our report dated July
30, 1998, except for notes 1(q), 3 and 5, which are as of March 8, 1999, with respect to the balance sheets of Interlinq Software Corporation as of June 30, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each the years in the three-year period ended June 30, 1998, and the related schedule, which report appears in the June 30, 1998 annual report on Form 10-K/A of Interlinq Software Corporation and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


KPMG LLP

Seattle, Washington
March 26, 1999